Exhibit 99.1

Comerica Incorporated Names

James J. Herzog Executive Vice President and Chief Financial Officer

Stanislava Kostova Named Executive Vice President and Treasurer

DALLAS, Feb. 25, 2020 – Comerica Incorporated (NYSE: CMA) today announced that James J. Herzog, Executive Vice President and Treasurer, will be named Executive Vice President and Chief Financial Officer (CFO), effective today, Feb. 25, 2020. Herzog, who has been serving as the interim CFO since September 2019, will report to Curt Farmer, Chairman, President and Chief Executive Officer. Additionally, Stanislava “Stasie” Kostova, Senior Vice President and Assistant Treasurer, has been named Executive Vice President and Treasurer, effective today. Kostova will report to Herzog.

“Jim has done an outstanding job as interim CFO and has brought great value to the Finance team,” said Farmer. “His strong leadership and breadth of knowledge about Comerica and finance provides him with the deep foundation needed to be a balanced thought partner on a wide range of financial and non-financial decisions.”

Prior to being named CFO, Herzog served as Treasurer and was responsible for managing the various components of Comerica’s balance sheet, insurable risks, interbank trading, capital planning and special finance projects. Herzog joined Comerica in 1984 and has held numerous Finance positions of increasing scope and responsibility, focusing on forecasting and planning, pricing, economic capital and reviews of strategic business lines.

He holds bachelor’s and master’s degrees from Oakland University, and is a Certified Management Accountant.

Kostova joined Comerica in 2007 as Senior Vice President, Director of Market Risk. In 2009, she was appointed Director of Capital Management and Liquidity Risk Management, and in 2014, she was promoted to manage Comerica’s Investment Securities Portfolio, Funding Strategy Execution, Liquidity Risk Management, Funds Transfer Pricing and Net Interest Income Analysis. In 2017, she also assumed responsibility for Asset/Liability Management, and was named Assistant Treasurer in 2018.

Kostova earned a bachelor’s degree in International Business from the University of National and World Economy in Sofia, Bulgaria, and a master’s degree in Business Administration from the University of Akron. She is a Chartered Financial Analyst (CFA). She currently serves as the Vice President of the North American Asset Liability Management Association and is a member of the Dallas Chartered Financial Analysts Society.

“Stasie’s extensive experience and proven track record of success and strong leadership make her the ideal candidate to assume the role of Treasurer,” said Herzog.

Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $73 billion at Dec. 31, 2019, and celebrated its 170th anniversary in August 2019.

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Media Contact:	Investor Contact:
Louis Mora	Darlene Persons
(214) 462-6669	(214) 462-6831